Exhibit 12.1

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2003	2002	2001	2000
Income before gain on sale of communities and cumulative effect of change in accounting principle	$86,329	$94,041	$97,217	$156,066	$143,793

(Plus) Minority interest in consolidated partnerships	150	950	865	948	1,038

Earnings before fixed charges	$86,479	$94,991	$98,082	$157,014	$144,831

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$323	$503	$527	$472	$461
Interest expense	131,314	133,637	118,288	99,456	78,927
Interest capitalized	20,566	24,709	29,937	27,635	18,328
Preferred dividend	8,700	10,744	17,896	40,035	39,779

Total fixed charges (1)	$160,903	$169,593	$166,648	$167,598	$137,495

(Less):
Interest capitalized	20,566	24,709	29,937	27,635	18,328
Preferred dividend	8,700	10,744	17,896	40,035	39,779

Earnings (2)	$218,116	$229,131	$216,897	$256,942	$224,219

Ratio (2 divided by 1)	1.36	1.35	1.30	1.53	1.63

Exhibit 12.1 (continued)

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2003	2002	2001	2000
Income before gain on sale of communities and extraordinary item	$86,329	$94,041	$97,217	$156,066	$143,793

(Plus) Minority interest in consolidated partnerships	150	950	865	948	1,038

Earnings before fixed charges	$86,479	$94,991	$98,082	$157,014	$144,831

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$323	$503	$527	$472	$461
Interest expense	131,314	133,637	118,288	99,456	78,927
Interest capitalized	20,566	24,709	29,937	27,635	18,328

Total fixed charges (1)	$152,203	$158,849	$148,752	$127,563	$97,716

(Less):
Interest capitalized	20,566	24,709	29,937	27,635	18,328

Earnings (2)	$218,116	$229,131	$216,897	$256,942	$224,219

Ratio (2 divided by 1)	1.43	1.44	1.46	2.01	2.29